Exhibit 99.1

National Interstate Corporation Announces 2008 Second Quarter Results and Declares Quarterly Dividend

Richfield, Ohio, July 31, 2008—National Interstate Corporation (Nasdaq: NATL) today reported net income of $4.4 million ($.23 per share diluted) for the 2008 second quarter, compared to $11.9 million ($.61 per share diluted) for the 2007 second quarter and $13.9 million ($.72 per share diluted) for the six months ended June 30, 2008, compared to $22.3 million ($1.15 per share diluted) for six months ended June 30, 2007. Gross premiums written of $101.5 million for the 2008 second quarter increased 23.9%, compared to $81.9 million for the 2007 second quarter. For the first six months of 2008, gross premiums written of $234.8 million were 15.8% above the $202.8 million reported for the first six months of 2007. The Company continues to experience strong revenue growth offset by increased claims severity in the first six months of 2008.

The growth rate for gross premiums written of 23.9% for the second quarter of 2008 compared to 2007 was the strongest since the 2006 fourth quarter. All of the business components except for the Hawaii and Alaska component have grown both for the quarter and first six months of the year. The Company’s growth was primarily attributable to the following:

•	New programs and favorable renewal persistency in its Alternative Risk Transfer component.

•	Additional customers that offset moderate rate decreases in its Transportation component.

•	New product growth in its Specialty Personal Lines component.

The table below summarizes gross premiums written by business component:

	Three Months Ended June 30,				Six Months Ended June 30,
	2008		2007		2008		2007
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$49,441	48.7%	$33,721	41.2%	$138,216	58.9%	$110,431	54.4%
Transportation	28,062	27.7%	25,238	30.8%	50,763	21.6%	47,113	23.2%
Specialty Personal Lines	17,349	17.1%	16,037	19.6%	32,680	13.9%	30,973	15.3%
Hawaii and Alaska	5,109	5.0%	5,933	7.2%	10,731	4.6%	12,087	6.0%
Other	1,531	1.5%	954	1.2%	2,406	1.0%	2,209	1.1%

Gross Premiums Written	$101,492	100.0%	$81,883	100.0%	$234,796	100.0%	$202,813	100.0%

The Alternative Risk Transfer component continues to experience the most significant growth of 46.6% for the 2008 second quarter and 25.2% for the first six months of 2008 compared to last year. The Company added two new Alternative Risk Transfer programs during the 2008 second quarter and continues to experience favorable customer retention rates on existing programs. The Transportation component grew 11.2% for the 2008 second quarter and 7.7% for the first six months of 2008 compared to the same periods in 2007. The Company continues to grow this component despite the single digit premium decreases on renewing policies that it has experienced since 2006. The Specialty Personal Lines component grew 8.2% for the 2008 second quarter and 5.5% for the first six months of 2008 compared to the same periods last year. Growth in the commercial vehicle product, which was introduced in 2007 and is now being marketed in three states, contributed to the Specialty Personal Lines growth. The Hawaii and Alaska component continues to experience competitive market conditions resulting in a decrease in gross premiums written for both the 2008 second quarter and first six months of 2008 compared to the 2007 comparable periods. “Our top line growth for both the quarter and year to date is a significant accomplishment considering the soft insurance market conditions that we are experiencing. We continue to grow by adding quality new programs and insureds, and avoiding the exposure from attracting business with under-priced policies,” commented Dave Michelson, President and Chief Executive Officer of National Interstate Corporation.

The GAAP combined ratio of 94.9% for the 2008 second quarter was 15.0 percentage points higher than 79.9% for the 2007 second quarter and the GAAP combined ratio of 89.7% for the first six months of 2008 was 9.0 percentage points higher than 80.7% for the first six months of 2007. Both the loss and loss adjustment expense (LAE) ratio and the underwriting expense ratio increased for the 2008 second quarter and first six months compared to the same periods last year. The 2008 second quarter underwriting expense ratio of 24.7% was 3.6 percentage points higher than the 2007 second quarter reflecting higher commission expense. The Company pays different commission rates on its various products and the quarterly commission expense can vary based on the product mix written during the quarter and whether the company is offering any market incentive programs at the time. The underwriting expense ratio of 23.7% for the first six months of 2008 is on track with the 22.9% experienced for both the fiscal years ended December 31, 2007 and 2006. The loss and LAE ratio was 70.2% for 2008 second quarter compared to 58.8% for the 2007 second quarter and 66.0% for the first six months of 2008 compared to 58.9% for the same period last year. Loss and LAE results for the 2008 second quarter reflected the following:

•	Favorable development of prior year reserves of $0.5 million offset by,

•	increased claims severity primarily in the passenger transportation products and

•	loss ratio deterioration from modestly declining premium rate levels over the past three years.

Mr. Michelson noted, “We have experienced an unusual financial impact from large claims during the first six months of 2008. Claims that reach policy limits on our higher liability exposures do not occur often, and we have had two in the first half of the year. Our disciplined risk selection criteria and underwriting approach have not changed. Most of the large claims we have experienced in 2008 involved customers that we have insured for many years and we have no reason to expect this pattern to continue.”

Net investment income of $5.5 million for the 2008 second quarter was slightly below the $5.6 million reported for the 2007 second quarter and the $11.4 million for the first six months of 2008 was 6.5% higher than the corresponding 2007 period. During 2008, the Company increased its holdings in tax-preferred municipal bonds and as a result after tax investment income for the 2008 second quarter and first six months was 2.0% and 9.0% higher than the same periods of 2007, respectively. The growth in investment income reflects higher average cash and invested assets offset by lower yields. During the 2008 second quarter, the Company recognized other-than-temporary impairment write-downs of $1.6 million related to preferred stock holdings in three financial institutions as well as Fannie Mae and Freddie Mac.

“As we have stated previously, the nature of our business can result in variations in quarterly sales and profitability. Nothing has fundamentally changed in our business model, disciplined underwriting approach, or hands-on claims process. Our controlled top line growth positions us well as we head into the last half of 2008,” Mr. Michelson concluded.

The Company also announced that its Board of Directors approved a $0.06 per share dividend at its July 29, 2008 meeting. The cash dividend will be payable on September 12, 2008 to shareholders of record of the Company’s common stock as of the close of business on August 29, 2008.

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may affect (among other things) our ability to sell our products, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is a specialty property and casualty insurance holding company with a niche orientation and focus on the transportation industry. We differentiate ourselves by offering insurance products and services designed to meet the unique needs of targeted insurance buyers. Our products include insurance for transportation companies, alternative risk transfer, or captive insurance programs for commercial risks, specialty personal lines consisting of insurance products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@natl.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating Data:
Gross premiums written	$101,492	$81,883	$234,796	$202,813

Net premiums written	$78,090	$66,534	$177,158	$153,762

Premiums earned	$71,813	$63,265	$139,463	$123,555
Net investment income	5,537	5,586	11,432	10,731
Net realized (losses) gains on investments	(1,810)	207	(2,448)	272
Other	757	955	1,594	1,820

Total revenues	76,297	70,013	150,041	136,378
Losses and loss adjustment expenses	50,417	37,187	92,102	72,720
Commissions and other underwriting expense	15,195	11,144	28,156	22,545
Other operating and general expenses	3,313	3,165	6,545	6,195
Expense on amounts withheld	1,002	883	2,260	1,644
Interest expense	225	385	571	767

Total expenses	70,152	52,764	129,634	103,871

Income before income taxes	6,145	17,249	20,407	32,507
Provision for income taxes	1,775	5,391	6,466	10,182

Net income	$4,370	$11,858	$13,941	$22,325

Per Share Data:
Net income per common share, basic	$0.23	$0.62	$0.72	$1.16
Net income per common share, assuming dilution	$0.23	$0.61	$0.72	$1.15

Weighted average number of common shares outstanding, basic	19,288	19,192	19,275	19,183
Weighted average number of common shares outstanding, diluted	19,375	19,374	19,400	19,355

Cash dividend per common share	$0.06	$0.05	$0.12	$0.10

GAAP Ratios:
Losses and loss adjustment expense ratio	70.2%	58.8%	66.0%	58.9%
Underwriting expense ratio	24.7%	21.1%	23.7%	21.8%

Combined ratio	94.9%	79.9%	89.7%	80.7%

Return on equity (a)	—	—	13.0%	24.3%
Average shareholders’ equity	—	—	$215,011	$183,848

	At June 30,	At December 31,
	2008	2007
Balance Sheet Data (GAAP):
Cash and investments	$536,499	$492,916
Reinsurance recoverable	121,157	98,091
Total assets	1,019,463	898,634
Unpaid losses and loss adjustment expenses	356,327	302,088
Long-term debt	15,000	15,464
Total shareholders’ equity	$217,216	$212,806
Book value per common share, basic (at period end)	11.26	11.08
Common shares outstanding at period end (b)	19,292	19,205

(a)	The ratio of net income to the average of shareholders’ equity at the beginning and at end of the period.
(b)	Common shares outstanding at period end include all vested common shares. At June 30, 2008 and December 31, 2007 there were 99,000 and 106,500, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in the calculation upon vesting.